Subsidiaries

1.	Perfectenergy International Limited, a company incorporated under the laws of the British Virgin Islands (“Perfectenergy BVI”), wholly owned by the registrant.

2.	Perfectenergy Shanghai Limited, a company incorporated under the laws of the People’s Republic of China, wholly owned by Perfectenergy BVI.

3.	Perfectenergy GmbH, a German corporation, wholly owned by Perfectenergy BVI.

4.	Perfectenergy Solar-Tech (Shanghai) Ltd., a company incorporated under the laws of the People’sRepublic of China, wholly owned by Perfectenergy BVI.